EXHIBIT 5(c)(vi)

 VAN KAMPEN AMERICAN CAPITAL
 GENERATIONS
 -----------
 Variable Annuity

     Enclosed if confirmation of the initial purchase payment applied to your American general Life Generations variable annuity contract. The contract itself will be delivered to you in the very near future.

     We appreciate the confidence you have placed in American General Life and the Generations product. Should you have any questions, please contact your Investment Representative or the Annuity Administration Department at (888) 644-6443.
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